CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT


      We consent to incorporation by reference in the registration statements of UNION BANKSHARES, LTD. on Form S-8 relating to the Company's Equity Incentive Plan, the Options Bonus Plan, the Equity Compensation Plan for Nonemployee Directors, the Nonemployee Directors' Stock Option Plan and the Profit Sharing 401(k) Plan of our report dated February 25, 2000, except for Note 21, as to which the date is March 17, 2000, relating to the consolidated balance sheets of UNION BANKSHARES, LTD. as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the three years then ended, which report appears in the December 31, 1999 annual report on Form 10-KSB of UNION BANKSHARES, LTD.



                                    /s/ Baird, Kurtz & Dobson

                                    BAIRD, KURTZ & DOBSON


Denver, Colorado
March 30, 2000